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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of Applied Power Inc. on Form S-4 of our report dated September 25, 1997 (October 16, 1997 as to Note O), appearing in Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K of Applied Power Inc. for the year ended August 31, 1997, and our report dated May 9, 1997, relating to Versa Technologies, Inc., appearing in the Current Report on Form 8-K of Applied Power Inc. dated October 3, 1997. We also consent to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
June 30, 1998